INTELLIGENT DECISION SYSTEMS, INC.



                                    FORM S-8
                             REGISTRATION STATEMENT









                                 Exhibit No. 4.7




              Non-Statutory Stock Option Agreement Dated September
                30, 1996 between the Registrant and Anthony Kamin





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                      NON-STATUTORY STOCK OPTION AGREEMENT

INTELLIGENT DECISION SYSTEMS, INC., a Delaware corporation whose principal executive offices are located at 2025 East Beltline, Ave., S.E., Suite 400, Grand Rapids, Michigan 49548 ("Optionor") and Anthony Kamin, ("Optionee"), an individual with an address of 350 West Belden, Suite 606, Chicago, Illinois 60614, hereby agree as of the 30th day of September, 1996 as follows:

                              W I T N E S S E T H :

WHEREAS, Optionee acknowledges that the shares of Optionor subject to this Stock Option Agreement ("Agreement") are restricted shares under the federal and state securities laws, and any resales of shares are subject to such federal and state securities laws;

WHEREAS, the option price of $1.25 was set on September 5, 1996, the date on which this agreement was reached in principal;

WHEREAS, Optionor desires to grant an option to Optionee to acquire a stated amount of Optionor's shares, but said Option is subject to restrictions as imposed herein:

               Now, Therefore, in consideration of Optionee's services and of the mutual covenants and promises contained herein, Optionor and Optionee hereby agree as follows:

1. Optionee is entitled to purchase from Optionor, up to 325,000 fully paid and non-assessable shares of Common Stock of Optionor, $.001 par value per share (hereinafter called "Capital Stock"), at the price of $1.25 per share for a period beginning on September 30, 1997 and ending on September 29, 2001, subject, however, to the provisions and upon the terms and conditions hereinafter set forth. The rights granted pursuant to this paragraph shall hereinafter be referred to as the "Option". The Option granted hereunder shall not be an incentive stock option, as defined in Section 422A of the Internal Revenue Code.

2. The Option and all rights granted hereunder shall be fully vested and become first exercisable on September 30, 1997 and expire at midnight, Phoenix, Arizona time, September 29, 2001.

3. The Option may be exercised by the Optionee hereof, in whole or in part (but not for fractional shares of Capital Stock) by delivery of notice in writing at the office of Optionor (or such other office or agency as Optionor may designate by notice in writing to the Optionee at the address of such Optionee appearing at the top of this Agreement at any time within the period above named) and upon payment to Optionor by certified check or cashier's cheek of the purchase price for such shares. In the event of any exercise of the rights represented by this Option, certificates for the shares of Capital Stock so purchased shall be delivered to the Optionee hereof within thirty (30) days after the rights represented by this Option shall have been so exercised.

4.       The above provisions are, however, subject to the following:


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         (A) In case Optionor  shall declare any dividend or other  distribution upon its outstanding Capital Stock payable in Capital Stock or shall subdivide its outstanding shares of Capital Stock into a greater number of shares, then the number of shares of Capital Stock which may thereafter be purchased upon the exercise of the rights represented hereby shall be increased in proportion to the increase through such dividend or subdivision and the purchase price per share shall be decreased in such proportion. In case Optionor shall at any time combine the outstanding shares of its Capital Stock into a smaller number of shares, then the number of shares of Capital stock which may thereafter be purchased upon the exercise of the rights represented hereby shall be decreased in proportion to the decrease through such combination and the purchase price per share shall be increased in such proportion. Notwithstanding the foregoing, nothing herein shall cause the number of shares of Capital Stock which may be purchased upon exercise of the rights represented hereby to be adjusted in the event that the number of shares of Capital Stock outstanding of Optionor are increased through the issuance of shares in exchange for new consideration or the conversion of securities convertible into shares of Capital Stock of Optionor.

   (B)(i) If any capital reorganization or reclassification of the Capital Stock of Optionor, or consolidation or merger of Optionor with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made by Optionor whereby Optionee shall thereafter have the right to purchase and receive from Optionor upon the basis and upon the terms and conditions specified in this Option and in lieu of the shares of the Capital Stock of Optionor immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Capital Stock equal to the number of shares of such Capital Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of the Optionee to the end that the provisions hereof (including, without limitation, provisions for adjustment of the purchase price per share and of the number of shares purchasable upon the exercise of this Option) shall thereafter be applicable as nearly as may be in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. Any such shares of stock, securities or assets which the Optionee hereof may be entitled to purchase pursuant to this paragraph (B) shall be included within the term "Capital Stock" as used herein.

   (B)(ii) Notwithstanding the foregoing, in the event of a transaction described in subsection (B)(i) hereof entered into for the primary purpose of changing the state of jurisdiction of incorporation, the sole right of Optionee hereunder shall be to receive the equivalent rights under this Stock Option Agreement with respect to the securities of the surviving entity.

   (C) Upon any adjustment of the number shares of Capital Stock which may be purchased upon the exercise of the rights represented hereby and/or of the purchase price per share, then and in each such case the Optionor shall give written notice thereof, by first class mail, postage prepaid, addressed to the Optionee at the address of such Optionee as shown herein, which notice shall state the purchase price per share resulting from such adjustment and the increase or decrease, if any, in

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the number of shares purchasable at such price upon the exercise of this Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5. Optionee represents that this Option is being acquired with no present intention of selling or distributing any Capital Stock received upon the exercise hereof unless registered under federal and applicable state laws or pursuant to exemptions from such registration.

6. Neither this Option, nor the shares to be acquired hereunder, have been registered under the Securities Act of 1933, as amended (the "Act") or the laws of any other jurisdiction, and neither this Option nor the shares to be acquired hereunder may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless so registered, or unless an exemption from registration is available pursuant to applicable law.

         The sale, assignment or other disposition of this Option and the shares to be acquired hereunder are further restricted by Rule 144, promulgated by the Securities and Exchange Commission.

         The Optionee accepts and receives such securities without a view to the distribution of same.

         Before any transfer in connection with the resale of this Option, or sale of the shares issuable to be acquired hereunder, written approval must first be obtained from counsel for the Optionor, and such approval will be based upon compliance with the requirements of the Act and appropriate state law.

7. This Option shall be construed in accordance with the laws of the State of Arizona.

8.       Optionee warrants and acknowledges that:

   (A) Optionee has received and carefully reviewed the Articles of Incorporation of Optionor, and at or prior to the exercise of this Option will have the knowledge and understanding of the fundamental aspects of the investment and its risks, and will have relied solely on his own independent investigation and his independent advisors, and will not have relied upon any other written materials or oral representations.

   (B) Optionee has had (and will continue to have) an opportunity to obtain all information which may be related to the exercise of this Option and the rights hereunder so as to make a reasonable investment decision with regards to the exercise of this Option.

   (C) Optionee has been informed by Optionor that neither the Option nor the shares issuable thereunder have been registered under the Act or the securities laws of any other State, and may not be offered, sold or transferred in the absence of such registration or an opinion of counsel for the Company that an exemption from registration is available.

   (D) Optionee is entering into this Option Agreement and will acquire the shares issuable pursuant hereto for his/her own investment, not on behalf of others, and not with a view to resell or otherwise

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distribute the Capital Stock, will not sell or otherwise  distribute the Capital
Stock without registration under the Act or other applicable State securities laws or exemptions therefrom.

   (E) The Optionee understands that Optionor will permit the transfer of the Capital Stock only if, in the opinion of Optionor's counsel neither the sale nor the proposed transfer of such Capital Stock will result in a violation of any applicable securities law, rule or regulation.

   (F) Optionee has been informed by Optionor and agrees that (i) stock transfer notations may be made on the stock transfer records of Optionor with respect to the shares related to this Agreement, and (ii) that a legend will be placed on any certificate or other document evidencing ownership of the Capital Stock regarding the restrictions on transfer and sale of the Capital Stock.

   (G) Optionee represents that its financial condition is presently adequate to justify this investment, it, either alone or with its personal representatives, has sufficient knowledge and experience in investment and business matters in order to evaluate this investment and it is aware of the risks involved in any enterprises such as the Optionor.

9. The Optionee shall not be deemed for any purposes to be a shareholder of the Optionor with respect to any of the optioned shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

10. As a condition of the granting of the Option herein granted, the Optionee agrees, for himself and his personal representatives, that any disputes or disagreements which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board of Directors of the Optionor in its sole discretion, and that any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


OPTIONOR                                        OPTIONEE

INTELLIGENT DECISION SYSTEMS, INC.              ANTHONY KAMIN


By:/s/ Mark A. Babin                         /s/ Anthony Kamin

Its:  President


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                       INTELLIGENT DECISION SYSTEMS, INC.
                             STOCK OPTION AGREEMENT
                                  EXERCISE FORM

I desire to exercise my vested Options to purchase __________ shares of Common Stock at _____________ per share, for a total purchase price of $_______________, pursuant to my Non-Statutory Stock Option Agreement dated _________, _______.

Enclosed is payment in full by [ ] cash [ ] cashier's check [ ] bank draft [ ] money order [ ] other (describe) ______________.

I intend to hold the shares for Investment for my own account and will sell or transfer them only in full compliance with applicable federal and state securities laws.

I have, or have been given access to, all information necessary for me to make an informed decision as to the advisability of investing in the Company's stock, and I have the skill and experience necessary to make such decision.


Dated:____________, _____.          Signature:  _____________________________

                                    Print full name: __________________________

                                    Social Security No.: ______________________


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